                                                                    Exhibit 10.1


                           SUPPORT SERVICES AGREEMENT


         AGREEMENT dated as of the ____ day of _________, 2001, between QK Healthcare, Inc., a corporation organized under the laws of Delaware ("Healthcare"), and Quality King Distributors, Inc., a corporation organized under the laws of New York ("QK").

                                   WITNESSETH:

         WHEREAS, Healthcare is acquiring the assets and business of the pharmaceutical products distribution division of QK (the "Pharmaceutical Business"); and

          WHEREAS, QK desires to continue to provide to Healthcare, and Healthcare desires to continue to obtain from QK, all of the computer and warehouse management and consulting services which QK currently provides to the pharmaceutical division of QK being acquired by Healthcare as set forth on Schedule A hereto ("Existing Services"); and

         WHEREAS, QK and Healthcare desire to set forth the terms and conditions on which Healthcare shall obtain from QK and QK shall provide to Healthcare such services; and

         WHEREAS, capitalized terms not otherwise defined shall have the meaning set forth in Article 2 of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  AGREEMENT AND TERM

         1.01 Agreement. During the term of and on the terms and conditions set forth in this Agreement, QK shall supply to Healthcare, and Healthcare shall purchase from QK, the Services.

         1.02     Term. The term of this Agreement shall begin on [      ], 2001
(the "Effective Date") and shall expire on December 31, 2006 (the "Initial Term") unless terminated earlier pursuant to Article 8. This Agreement shall automatically renew thereafter for additional terms of one year each (each such one-year term, a "Renewal Term") unless terminated earlier pursuant to Article 8.

ARTICLE 2.  DEFINITIONS

         The following terms, when capitalized, are defined as follows:

         2.01 "Affiliate" of a party shall mean any entity controlled by, controlling or under common control with that party. For purposes of this definition, "control" when used with respect to any party, individual or entity means the power to direct the management and policies of such party, individual or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         2.02 "Data Center" shall mean QK's existing data center located at 2060 Ninth Avenue, Ronkonkoma, New York 11779.

         2.03 "Losses" shall mean all losses, liabilities, damages, actions, disputes, arbitration and claims (including taxes); and all related costs and expenses (including any and all reasonable attorneys' fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

         2.04 "Maintain" or "Maintenance" shall mean any correction or modification of any of the Systems to correct bugs or errors which: (1) does not materially improve or add functionality or feature to any of the Systems or (2) is required to cause any of the Systems to comply with any new statutory, federal, state or local regulatory or other governmental requirements.

         2.05 "Services" shall mean the Existing Services, together with any other services and products as may be agreed upon by the parties to be part of this Agreement from time to time.

         2.06 "Systems" shall mean all computer programs, the tangible media on which they are recorded and their supporting documentation, including input and output formats program listings (including source code and object code), narrative descriptions and operating instructions used in providing the Services, including, without limitation, any of the foregoing licensed by Healthcare from QK pursuant to that certain Software License at even date herewith between QK and Healthcare.

ARTICLE 3.  SERVICES TO BE PROVIDED BY QK

         3.01 Computer Services. QK shall provide the Services to Healthcare from the Data Center or such other location as QK may, upon notice to Healthcare, move the Data Center. As part of the Services, QK shall:

                  (1) Operate, manage and Maintain the Systems in accordance with the terms of this Agreement.

                  (2) Furnish such information and reports as the Pharmaceutical Business had been receiving from QK immediately prior to the Effective Date, on approximately the same time schedule and in the same format as was in effect immediately prior to the Effective Date, unless QK and Healthcare otherwise agree.

                  (3) Store and safeguard (under the retention schedule in effect on the Effective Date until changed by written agreement of the parties) storage media containing Healthcare Data when in the custody of QK in accordance with the safeguards specified in Section 5.02. If any regulatory body requires or Healthcare requests a longer retention schedule for such storage media or the data contained on such storage media, QK shall comply with such additional requirements or requests and Healthcare shall reimburse QK for any additional costs incurred in complying with such requirements or requests.

                  (4) Maintain and update the Systems and user documentation for all Systems (and modifications, updates and enhancements to the Systems), for as long as QK operates such Systems for Healthcare under this Agreement, to at least the same extent such documentation was maintained and updated by QK as of the Effective Date for so long as such Systems are operated by QK.

         3.02 Existing Services. QK shall continue to provide the Existing Services to Healthcare at such facility where Healthcare is located.

         3.03 Additional Services. At Healthcare's request, QK may perform additional services not currently encompassed by this Agreement. QK shall advise Healthcare in writing that a requested service is an additional service and whether QK desires to perform such additional service. If QK elects to perform the additional service, it shall provide Healthcare with a description of the work to be performed by each party, the parties' responsibilities with respect to that work and QK's schedule and QK's charges for that work. The parties shall execute a written amendment to this Agreement setting forth any special terms and conditions applicable to such additional service.

ARTICLE 4.  HEALTHCARE'S OBLIGATIONS

         4.01     Healthcare. Healthcare shall:

                  (1) Supply in a timely fashion to QK for processing, as required by QK, complete and accurate source data and machine-readable data with applicable control totals, in the form used by the Pharmaceutical Business immediately before the Effective Date.

                  (2) Review all reports prepared by QK and reject all incorrect or incomplete reports within thirty (30) days following Healthcare's receipt of such reports. Failure to reject a report within the appropriate time period shall constitute acceptance of such report.

                  (3) Maintain procedures manuals provided to Healthcare by QK by distributing and inserting updates provided by QK.

                  (4) Provide the necessary transportation for the physical delivery of data and other input to, and for the distribution of reports and other output from, the Data Center.

                  (5) Cooperate with QK generally, and in particular make available, as may be reasonably requested by QK, personnel, information, approvals and acceptances relating to this Agreement and inform QK of any management decisions relevant to QK and relating to this Agreement.

ARTICLE 5.  SAFEGUARDING  HEALTHCARE  DATA, CONFIDENTIALITY AND AUDIT RIGHTS

         5.01 Healthcare Data. The data of Healthcare provided to QK for processing under this Agreement ("Healthcare Data") and any data of the Pharmaceutical Business in the possession of QK prior to the date of this Agreement shall be and remain the property of Healthcare. Upon expiration of this Agreement or termination of this Agreement for any reason, such Healthcare Data shall be either erased from the data files maintained by QK or, if Healthcare so elects, returned by QK, at QK's expense, to Healthcare in the form in use as of the date of termination. Without the written approval of Healthcare, Healthcare Data shall not be: (1) used by QK for any purpose other than that of providing the Services; (2) disclosed, sold, assigned, leased or otherwise disposed of to third parties by QK; or (3) commercially exploited by or on behalf of QK, its employees or agents.

         5.02 Safeguarding Healthcare Data. QK shall establish and maintain safeguards against the destruction, disclosure, loss or alteration of Healthcare Data in the possession of QK which are no less rigorous than those in effect at the Data Center as of the Effective Date. Upon request by Healthcare, QK shall provide Healthcare with such access to the backup data and data files in respect of such Healthcare Data as Healthcare may reasonably require. Healthcare shall reimburse QK for QK's reasonable cost in preparing any copies of such backup data and data files requested by Healthcare. In the event that additional safeguards for Healthcare Data are reasonably requested by Healthcare or any governmental regulatory body, QK shall provide such additional safeguards and Healthcare shall reimburse QK for QK's reasonable cost in providing such additional safeguards. Healthcare shall have the right, at its own expense, to establish its own backup security procedures for Healthcare Data and to keep backup data and data files in respect of such Healthcare Data in its possession. Upon request by QK, Healthcare shall provide QK with access to such backup data and data files as may be available and as QK may reasonably require to perform its obligations under this Agreement.

         5.03 Confidentiality. QK and Healthcare each agree that all information (including Healthcare Data) communicated to it by the other, whether before or after the Effective Date (collectively, "Confidential Information"), was and shall be received in strict confidence, shall be used only for purposes in connection with performance under this Agreement and that no such information, including the provisions of this Agreement, shall be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except as may be necessary: (1) by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient party, and (2) in connection with a legal action against the other party arising out of the breach of this Agreement. If either party is requested or required to disclose any Confidential Information pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or by a government entity, such party will promptly notify the other party in writing of such request or requirement so that the other party may seek an appropriate protective order or other appropriate relief and/or waive its compliance with provisions of this Agreement.

         5.04 Injunctive Relief. Each party recognizes that its disclosure of Confidential Information of the other party may give rise to irreparable injury to such party and acknowledges that remedies other than injunctive relief may not be adequate. Accordingly, each party has the right to seek equitable and injunctive relief to prevent the unauthorized use or disclosure of any of its Confidential Information, as well as to seek such damages or other relief as is occasioned by such unauthorized use or disclosure and recoverable under this Agreement.

         5.05 Security at Data Center. QK shall adhere to its normal security procedures at any place where the Services are performed by QK for Healthcare; provided, however, that the security procedures at the Data Center shall be no less rigorous than those in effect at the Data Center immediately prior to the Effective Date. In the event that additional security procedures are reasonably requested by Healthcare for any location from which QK is providing the Services to Healthcare, QK shall perform such additional security procedures and Healthcare shall reimburse QK for QK's reasonable cost in providing such additional safeguards. QK's personnel shall comply with the reasonable rules of Healthcare (which shall not unreasonably impede QK in the performance of its obligations under this Agreement) with respect to access to Healthcare's offices, the Healthcare Data and data files.

         5.06 Audit Rights. QK shall provide such auditors and inspectors as Healthcare may from time to time designate (upon ten (10) days' prior notice except for internal audits or inspections or those conducted by federal or state regulators) with reasonable access to the Data Center, for the limited purpose of performing, at Healthcare's expense, audits or inspections of the business of Healthcare (including QK's provision of the Services to Healthcare). QK shall provide to such auditors and inspectors any assistance that they reasonably require.

         5.07 Cost of Audit. Unless an audit or inspection arises as a result of QK's misfeasance, in which case QK shall provide assistance to the auditors or inspectors at its own expense, Healthcare shall pay QK for QK's reasonable cost for any resources required by the auditors or inspectors in addition to the resources that QK would otherwise use in the performance of this Agreement.

         5.08 Incorrect Charges. In the event it is conclusively determined after an audit that QK has overcharged Healthcare, QK shall pay to Healthcare the amount of the overcharge, plus interest in an amount equal to one percent per month (or the maximum interest allowed by law, if less) calculated from the date of receipt of QK of the overcharged amount until the date of payment to Healthcare. In the event it is conclusively determined after an audit that QK has undercharged Healthcare, Healthcare shall pay QK the amount of the undercharge.

         5.09 Third Party Discovery. If any governmental agency (other than a regulatory agency having authority over Healthcare) or any third party shall seek in any way to discover or otherwise gain access to or production of any Systems, Confidential Information or any other data or records of one party that may be in the possession of the other party ("Discovery"), the other party shall immediately notify the first party and shall, at the first party's written request and at the first party's expense, oppose such Discovery and cooperate with the first party in the first party's efforts to preclude, quash, limit or impose protective orders or similar restrictions on such Discovery. Healthcare shall notify QK in the event a regulatory agency having authority over Healthcare seeks Discovery of any Systems, Confidential Information or any other data or records of QK.

ARTICLE 6.  PAYMENTS TO QK

         6.01 Fees. In consideration for the services of QK hereunder, Healthcare shall pay to QK an amount equal to .05% of the net sales of Healthcare from and after the date hereof, payable as set forth in Section 6.03 hereof.

         6.02 Out-of-Pocket Expenses. Subject to Section 10.05, Healthcare shall pay or reimburse QK for the reasonable, documented out-of-pocket expenses, including travel and travel-related expenses, incurred by QK in connection with its performance of Services. All expenses shall be incurred and documented according to QK's expense guidelines (a copy of which shall be provided to Healthcare by QK upon request of Healthcare). Such expenses shall be payable by Healthcare on or before the 30th calendar day after receipt by Healthcare of the documentation for such expenses.

         6.03 Time and Manner of Payment. Healthcare shall provide to QK a copy of each quarterly report on Form 10-Q and each annual report on Form 10-K filed with the Securities and Exchange Commission by Healthcare within 5 business days of such filing, which filing shall set forth the net sales of Healthcare for the quarter ended as of the relevant period. On or before the 30th calendar day after receipt by Healthcare of an invoice from QK for the fees computed as set forth in Section 6.01, Healthcare shall pay QK the amount set forth on such invoice.

         6.04 Taxes. Healthcare shall pay, or reimburse QK for payment of, any taxes or amounts paid in lieu of taxes, including privilege or excise taxes based on the gross revenue of QK, however designated or levied, based upon this Agreement, the charges of QK, the Systems, the Services or materials provided under this Agreement. QK is only responsible for the payment of franchise taxes, state and local personal property taxes, employment taxes for its employees and taxes based on the net income of QK.

         6.05 Proration. All periodic charges under this Agreement are to be computed on a fiscal quarter basis and will be prorated for any partial quarter.

         6.06 Rights of Set-off of QK. With respect to any amount to be reimbursed to Healthcare or otherwise payable to Healthcare by QK pursuant to this Agreement, QK may, at its option and upon notice to Healthcare, pay that amount by giving Healthcare a credit of the entire amount owed to Healthcare against the charges otherwise payable or expenses owed to QK under this Agreement until such time as the entire amount owed to Healthcare has been paid. Healthcare shall be relieved of its obligation to make any payments to QK until such time as all amounts set-off by QK have been credited to Healthcare.

         6.07 Rights of Set-off of Healthcare. With respect to any amount to be reimbursed to QK or otherwise payable to QK by Healthcare pursuant to this Agreement, Healthcare may, at its option and upon notice to QK, pay that amount by giving a credit of the entire amount owed to QK against any amount due and payable to Healthcare under that certain Indemnification, Non-competition and Tax Cooperation Agreement dated the date hereof among QK, Healthcare and Pro's Choice Beauty Care, Inc. until such time as the entire amount owed to QK has been paid. QK shall be relieved of its obligations to make any payments to Healthcare until such time as all amounts set off by Healthcare have been credited to QK.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES

         7.01 By Healthcare. Healthcare represents and warrants to QK as follows:

                  (1) Healthcare: (a) is a corporation domiciled, validly existing and in good standing under the laws of the State of Delaware; and (b) has full corporate power to own, lease and operate its properties and assets, to conduct its business as that business is currently being conducted and to consummate the transactions contemplated by this Agreement to be consummated by Healthcare.

                  (2) This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

                  (3) Neither the execution nor delivery by it of this Agreement nor the consummation by it of any of the transactions contemplated by this Agreement will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw or material agreement, order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

         7.02     By QK. QK represents and warrants to Healthcare as follows:

                  (1) QK: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and (b) has full corporate power to own, lease and operate its properties and assets, to conduct its business as that business is currently being conducted and to consummate the transactions contemplated by this Agreement to be consummated by QK.

                  (2) This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

                  (3) Neither the execution nor delivery by it of this Agreement, nor the consummation by it of any of the transactions contemplated by this Agreement, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw or material agreement, order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

                  (4) The Services shall be rendered by qualified personnel and in a manner consistent with good commercial practice.

                  (5) The Services will not infringe any United States letter patent, trade secret, copyright, trademark, service mark, trademark or similar proprietary right of any other person.

         7.03 Disclaimer. This is a services agreement. ACCORDINGLY, EXCEPT AS SPECIFIED IN SECTION 7.02(4) IN RESPECT OF QK, NEITHER QK NOR HEALTHCARE MAKES ANY OTHER WARRANTIES IN RESPECT OF THE SERVICES OR OTHER SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

ARTICLE 8.  TERMINATION

         8.01 Termination for Convenience. During the Initial Term and any Renewal Term, provided that Healthcare gives QK at least 180 days' notice, Healthcare may terminate this Agreement in its sole discretion. During any Renewal Term (but not during the Initial Term), provided that QK gives at least 365 days notice, QK may terminate this Agreement in its sole discretion.

         8.02 Termination for Failure to Provide the Services. If QK materially or repeatedly fails to provide the Services and QK does not, within ten (10) days after being given notice of such failure, cure such failure or if such failure cannot be cured within such ten (10) day period, provide Healthcare with a workaround that allows Healthcare to perform its normal business operations, then Healthcare may, by giving notice to QK, terminate this Agreement as of a date specified in the notice of termination.

         8.03     Rights Upon Termination or Expiration.

                  (1) Upon termination of this Agreement or expiration of this Agreement, QK shall provide to Healthcare those Services requested by Healthcare at any time from the date of Healthcare's requests for such Services until 180 days following expiration or termination of this Agreement. Healthcare shall pay QK for such Services as set forth in Article 6.

                  (2) Upon expiration or termination of this Agreement for any reason, Healthcare shall immediately pay QK for all Services performed and Systems or equipment delivered through the date of expiration or termination, subject to the right of set-off described in Section 6.07.

ARTICLE 9.  INDEMNITIES

         9.01 Indemnity by Healthcare. Healthcare shall indemnify, defend and hold harmless QK and its respective officers, directors, employees, agents, successors and assigns from any and all Losses arising from or in connection with:

                  (1) the inaccuracy as of the Effective Date of any of the representations or warranties by Healthcare set forth in this Agreement;

                  (2) any claims of infringement made against QK of any United States letters patent, trade secret, copyright, trademark service mark, trade name or similar proprietary right conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of any resources or items provided to QK by Healthcare (except as may have been caused by a modification by QK).

                  (3) the breach or failure to perform by Healthcare of any of its covenants or agreements set forth in this Agreement.

         9.02 Indemnity by QK. QK shall indemnify, defend and hold harmless Healthcare and its officers, directors, employees, agents, successors and assigns from any and all Losses arising from or in connection with:

                  (1) the inaccuracy as of the Effective Date of any of the representations or warranties by QK set forth in this Agreement;

                   (2) any claims of infringement made against Healthcare of any United States letters patent, trade secret, copyright, trademark, service mark, trade name or similar proprietary right conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of Systems (including modifications to Healthcare Systems performed by QK) or other resources or items provided to Healthcare by QK.

                  (3) the breach or failure to perform by QK of any of its covenants or agreements set forth in this Agreement.

         9.03 Cross Indemnity. Each of QK and Healthcare shall indemnify, defend and hold harmless the other, its officers, directors, employees, agents, successors and assigns in accordance with the procedures described in Section 9.04, from any and all Losses arising from or in connection with: (1) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor; or (2) the damage, loss or destruction of any real or tangible personal property in the possession or under the control of the indemnitor. The employees or agents of either party shall not, when at the premises of the other party, be deemed the other party's business invitee or business visitor.

         9.04 Indemnification Procedures of Third Party Claims. Promptly after receipt by any person entitled to indemnification under Section 9.01,
Section 9.02 or Section 9.03 (an "Indemnified Party") of notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the party which is obligated to provide such indemnification (an "Indemnifying Party") of such claim in writing. No failure to notify the Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to the Indemnified Party's failure to notify. The Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within 15 days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. In that event: (1) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (2) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other relief to be imposed against the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the defense of such claim as provided in this Section 9.04, the Indemnifying Party may participate in such defense and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses, in accordance with the applicable Section of this Article 9. An Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such claim which was agreed to without the written consent of the Indemnifying Party.

         9.05 Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Section 9.01, Section
9.02 or Section 9.03, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

         9.06 QK's Obligation to Replace. If: (1) the sale, license or use of any of the Systems or any other materials furnished to Healthcare hereunder is held to infringe upon the rights of any third party; or (2) Healthcare's use of any of the Systems is permanently enjoined (or if the parties shall determine that a likelihood of a permanent injunction exists), QK shall, at QK's own cost and expense and in such a manner as to minimize disturbance to Healthcare's business activities, either:

                  (a) obtain for Healthcare the right to continue using any of the Systems or any other materials;

                  (b) modify any of the Systems or any other materials so that it is no longer infringing (provided that such modification does not adversely affect Healthcare's intended use of same as contemplated hereunder); or

                  (c) replace any of the Systems or any other materials with a non-infringing functional equivalent.

         9.07 Exclusive Remedy. Except as provided in Section 9.06, enforcement of the indemnification rights of each Indemnified Party pursuant to
Section 9.01, Section 9.02 or Section 9.03 shall be the exclusive remedy of such Indemnified Party with respect to the claims to which such indemnification relates; provided, however, that such Indemnified Party shall retain the right to seek injunctive or other non-monetary equitable remedies with respect to such claims.

ARTICLE 10.  MISCELLANEOUS

         10.01 Binding Nature and Assignment. This Agreement shall bind the parties and their successors and permitted assigns. Neither party may assign this Agreement, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any other assignment attempted without the written consent of the other party shall be void.

         10.02 Notices. All notices, requests, approvals and consents given under this Agreement shall be in writing. When one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

         In the case of QK:          Quality King Distributors, Inc.
                                     2060 Ninth Ave.
                                     Ronkonkoma, New York 11779
                                     Attn: President

         In the case of Healthcare:  QK Healthcare, Inc.
                                     2060 Ninth Ave.
                                     Ronkonkoma, New York 11779
                                     Attn: President

         Any party may change its address for notification purposes by giving the other party notice of the new address and the date upon which it will become effective.

         10.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

         10.04 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

         10.05 Relationship of Parties. QK, in furnishing services to Healthcare, in acting only as an independent contractor. Except where this Agreement expressly provides otherwise, QK does not undertake by this Agreement or otherwise to perform any obligation of Healthcare, whether regulatory or contractual or to assume any responsibility for Healthcare's business or operations. QK has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed and resources used by QK under this Agreement, except where it is specifically stated that Healthcare must give approval or consent. QK shall be responsible for its expenses incurred in connection with the provision of Services including, without limitation, the salaries, benefits and costs of all QK personnel, office space, accounting and clerical services.

         10.06 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by a party to this Agreement is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld, unless specifically permitted by this Agreement.

         10.07 Force Majeure. Each party shall be excused from performance under this Agreement for any period and to the extent that it is prevented from performing any of its obligations as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute, third party non-performance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such non-performance shall not be a default under this Agreement or a ground for termination of this Agreement, provided, QK shall use all reasonable efforts to re-establish full capabilities and services as son as possible, including use of alternative subcontractors or suppliers. However, QK's delay or failure to perform shall not be excused as a result of failure by any of its subcontractors or suppliers to perform unless such failure is attributable to the factors set forth above. QK shall take all reasonable steps to prevent and to minimize the impact of any interruption or disruption that may result from a default, delay or failure to perform by a subcontractor or supplier. In the event of any default, delay or failure to perform by any subcontractor or supplier, QK shall use all reasonable efforts to re-establish full capabilities and services as soon as possible, including use of alternative subcontractors or suppliers.

         10.08 Severability. If any provision of this Agreement is held to be unenforceable, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result. If such unenforceable provision does not relate to the payments to be made to QK and if the remainder of this Agreement is capable of substantial performance, then the remainder of this Agreement shall be enforced to the extent permitted by law. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OR EXCLUSION OF DAMAGES OR OTHER REMEDIES IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY UNDER THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SHALL REMAIN IN EFFECT.

         10.09 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

         10.10 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         10.11 No Third Party Beneficiaries. The parties agree that except for the parties referred to in Article 9, this Agreement is for the benefit of the parties hereto and is not intended to confer any legal rights or benefits on any third party and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

         10.12 Entire Agreement. This Agreement is the entire agreement between the parties with respect to its subject matter and there are no other representations, understandings or agreements between the parties relative to such subject matter. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced and the independent directors of Healthcare shall have consented to such amendment, change, waiver or discharge. A director shall be deemed to be an "independent director" if he or she satisfies the requirement of independence set forth in the then current rules of the New York Stock Exchange.

         10.13 Governing Law and Dispute. This Agreement shall be governed by the laws, other than choice of law rules, of the State of New York.

         10.14    Survival. The terms of Article 5, Article 7, Article 9,
Section 8.03, Section 10.10, Section 10.11, Section 10.13 and Section 10.14 shall survive any termination or expiration of this Agreement.

ARTICLE 11.  COMMISSIONS

         11.1 So long as Michael Ross is an employee of Healthcare, QK will pay to Healthcare a commission on net sales generated by Mr. Ross on behalf of QK ("Ross Sales").

         11.2    The commissions payable by QK shall be equal to 1.3% of Ross
Sales.

         11.3 The commissions on Ross Sales shall be payable within 30 days after the end of QK's fiscal quarter. Payment of the commissions shall be accompanied by a copy of QK's accounting records detailing its sales.

         IN WITNESS WHEREOF, QK and Healthcare have each caused this Agreement to be signed and delivered by its duly authorized representative.

                                       QK HEALTHCARE, INC.


                                       By:___________________________
                                       Name:
                                       Title:



                                       QUALITY KING DISTRIBUTORS, INC.


                                       By:_____________________________
                                       Name:
                                       Title:

                                   SCHEDULE A

                                EXISTING SERVICES